Exhibit 23.3 -  Consent of Ismael Martinez – Professional Geologist

ISMAEL MARTINEZ

Calle Cesar Nicolas Penson, No. 55, Edificio Camila, Apartamento C,
La Esperilla, Santo Domingo, D.N. Republica Dominicana

United States Securities and Exchange Commission
100 F Street, NE
20549

I, Ismael Martinez, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Independent Geological Mapping of the Leomary Property” dated September 2012 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form S-1 registration statement, or an Annual Information Form of Oroplata Resources, Inc.

I hereby consent to the inclusion of my name as an expert in Oroplata Resources, Inc. Form S-1 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form S-1 registration statement, other offering documents, or an Annual Information Form of Oroplata Resources, Inc.

Dated:   May 3, 2013

“ISMAEL MARTINEZ”                                                                           (Seal of Stamp of Qualified Person)

ISMALE MARTINEZ